Exhibit 99.1

PRESS RELEASE
Financial Contact:
Robert A. Milligan
Chief Financial Officer
480.998.3478

HEALTHCARE TRUST OF AMERICA, INC. REPORTS 2019 RESULTS AND 2020 EARNINGS GUIDANCE
Scottsdale, Arizona (February 13, 2020) - Healthcare Trust of America, Inc. (NYSE: HTA) (“HTA”) announced results for the quarter and year ended December 31, 2019.
"In 2019, HTA grew its best-in-class portfolio with strategic accretive investments in key markets, while continuing to build strong tenant and health system relationships and strategic partnerships," stated Chairman, CEO and President Scott D. Peters. "As we continue to be the leader in the medical office building (“MOB”) industry, HTA will look ahead in 2020 for innovative ways to grow as a company and continue to provide attractive returns for our stockholders."
Highlights
Fourth Quarter 2019:

•	Net income Attributable to Common Stockholders was $8.9 million, or $0.04 per diluted share, a decrease of $(0.03) per diluted share, compared to 2018.

•
Funds From Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), was $87.3 million, or $0.41 per diluted share, for Q4 2019. Due to the adoption of Topic 842, certain initial direct costs are now reported in general and administrative expenses. For Q4 2018, HTA capitalized approximately $1.2 million of initial direct costs.

•	Normalized FFO was $88.9 million, or $0.42 per diluted share, for Q4 2019, an increase of $0.02, or 5.0%, per diluted share, compared to 2018.

•	Normalized Funds Available for Distribution (“FAD”) was $72.3 million for Q4 2019.

•	Same-Property Cash Net Operating Income (“NOI”) increased $2.8 million, or 2.5%, to $114.9 million, compared to Q4 2018. This included same-property rental revenue growth of 1.4%.

•
Leasing: HTA’s portfolio had a leased rate of 90.8% by gross leasable area (“GLA”) and an occupancy rate of 89.9% by GLA for Q4 2019. During Q4 2019, HTA executed approximately 1.0 million square feet of GLA of new and renewal leases. Re-leasing spreads increased to 3.4% and tenant retention for the Same-Property portfolio was 76% by GLA for Q4 2019.

Year Ended 2019:

•	Net Income Attributable to Common Stockholders was $30.2 million, or $0.14 per diluted share, a decrease of $(0.88) per diluted share, compared to 2018.

•
FFO, as defined by NAREIT, was $319.7 million, or $1.53 per diluted share, for 2019 and includes a $21.6 million, or $(0.10) per diluted share, loss related to the extinguishment of debt. For 2018, HTA capitalized approximately $4.9 million of initial direct costs.

•	Normalized FFO was $344.3 million, or $1.64 per diluted share, for 2019, an increase of $0.02, or 1.2%, per diluted share, compared to 2018.

•	Normalized FAD was $289.4 million for 2019.

•	Same-Property Cash NOI increased $12.1 million, or 2.7%, to $450.9 million, compared to 2018. This included same-property rental revenue growth of 2.3%.

•
Leasing: During the year ended December 31, 2019, HTA executed approximately 3.6 million square feet of GLA of new and renewal leases, or over 14.6% of the total GLA of its portfolio. Re-leasing spreads increased to 3.5% and tenant retention for the Same-Property portfolio was 83% by GLA year-to-date.

Balance Sheet and Capital Markets

•
Balance Sheet: HTA ended Q4 2019 with total liquidity of $1.2 billion, inclusive of $900.0 million available on our unsecured revolving credit facility, $306.2 million of unsettled equity sold under forward agreements, and $32.7 million of cash and cash equivalents. HTA also had total leverage of (i) 28.9%, measured as debt less cash and cash equivalents to total capitalization, and (ii) debt less cash and cash equivalents to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization for real estate (“Adjusted EBITDAre”) of 5.7x. Including the impact of the remaining forward equity to be settled, leverage would be 25% and 5.0x, respectively, using the definitions from above.

•
Equity: During 2019, HTA issued a total of $637.6 million in equity, comprised of approximately 21.6 million shares of common stock under its at-the-market (“ATM”) offering program on a forward basis at an average price of $29.59, of which, $584.9 million comprised of 19.7 million shares were issued in Q4 2019 at an average price of $29.68. During 2019, HTA received net proceeds of $323.4 million on 11.1 million shares that settled, of which net proceeds of $271.6 million for 9.3 million shares were attributable to Q4 2019 settlements. Accordingly, we have approximately 10.5 million shares expected to settle in 2020 for net proceeds of $306.2 million, subject to adjustment for costs to borrow under the terms of the applicable equity distribution agreements.

•	Debt: In 2019, Healthcare Trust of America Holdings, LP (“HTALP”) and HTA completed two transactions:

◦
issued $900.0 million in senior, unsecured notes with a weighted average interest rate of 3.04% per annum and a weighted maturity of 9.5 years and used the net proceeds from the issuance to redeem $700.0 million worth of senior notes and to pay down the unsecured revolving credit facility. As part of these repayments, HTA incurred debt extinguishment costs of approximately $21.6 million; and

◦	hedged $500 million of HTALP and HTA's term loans at 2.44% which effectively fixed the interests rates of the entire portfolio of the Company, except for the revolving credit facility.
Noteworthy 2019 Activities

•
Investments: In the quarter, HTA closed on $330 million of investments totaling approximately 1.1 million square feet of GLA. For the year, HTA has now closed $558 million of investments totaling approximately 1.6 million square feet of GLA, with expected year-one contractual yields of approximately 6.1%, after operating synergies. These properties were approximately 93% occupied as of closing, and are located within HTA's key markets. Over 55% of these properties are located on or adjacent to hospital campuses, and, all were acquired on a fee-simple basis.

•	Development/Redevelopment: As of December 31, 2019, HTA had the following development and redevelopment projects in place:

◦
Developments: During 2019, HTA announced agreements to develop two new on-campus MOBs located in the key markets of Dallas, Texas and Bakersfield, California with anticipated costs of approximately $90 million totaling approximately 191,000 square feet of GLA. The new development projects have anticipated yields of over 6.5%. In total, HTA now has development projects of approximately $112 million totaling approximately 242,000 square feet of GLA and are expected to be more than 72% pre-leased upon completion.

◦
Redevelopments: During 2019, HTA announced plans to redevelop two MOBs located in Los Angeles, California with estimated costs of approximately $20 million totaling approximately 105,000 square feet of GLA. In total, HTA’s redevelopment projects have anticipated costs of approximately $64 million, covering approximately 230,000 square feet of GLA.

•
Dividends: On February 13, 2020, HTA’s Board of Directors announced a quarterly cash dividend of $0.315 per share of common stock and per OP Unit. The quarterly dividend is to be paid on April 9, 2020 to stockholders of record of its common stock and holders of its OP Units on April 2, 2020.

Impact of Topic 842 Leases

•
The Financial Accounting Standards Board issued Topic 842, which was effective for HTA as of January 1, 2019. Topic 842 modifies the treatment of initial direct costs, which historically under Topic 840 were capitalized in accordance with certain criteria provided for in the applicable guidance. Topic 842 also eliminates the accounting recognition of expenses paid directly by tenants and moves certain bad debt costs from expense to revenue. During the quarter and year ended 2018, HTA capitalized $1.2 million and $4.9 million, respectively, of initial direct costs, certain of which, would now be expensed under Topic 842. In addition, for the quarter and year ended 2018, HTA recognized $3.4 million and $13.9 million, respectively, of tenant paid property taxes in both revenues and expenses and a nominal amount of bad debt costs recognized as expenses.

2020 Guidance
HTA expects 2020 guidance to range as follows:

	Annual Expectations
	Low	to	High
Net income attributable to common stockholders per share	$0.32		$0.36

Same-Property Cash NOI	2.0%		3.0%

FFO per share, as defined by NAREIT	$1.68		$1.71

Normalized FFO per share	$1.69		$1.73
The 2020 outlook guidance includes the following additional assumptions: (i) $500 - $600 million of investments at a 5.5% to 6.25% yield; (ii) $50 million of dispositions at a 6.0% average yield; (iii) general and administrative costs of $44 - $46 million, and (iv) approximately 226 million diluted, common shares outstanding. HTA expects leverage, measured as (i) debt less cash and cash equivalents to total capitalization, and (ii) measured as debt less cash and cash equivalents to Adjusted EBITDAre to remain stable year-over-year.
HTA's 2020 guidance is based on a number of various assumptions that are subject to change and many of which are outside the control of the Company. Additionally, HTA's guidance does not contemplate impacts from gains or losses from dispositions, potential impairments, or debt extinguishment costs, if any. If actual results vary from these assumptions, HTA's expectations may change. There can be no assurance that HTA will achieve these results.

About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA) is the largest dedicated owner and operator of MOBs in the United States, comprising approximately 24.8 million square feet of GLA, with $7.3 billion invested primarily in MOBs. HTA provides real estate infrastructure for the integrated delivery of healthcare services in highly-desirable locations. Investments are targeted to build critical mass in 20 to 25 leading gateway markets that generally have leading university and medical institutions, which translates to superior demographics, high-quality graduates, intellectual talent and job growth. The strategic markets HTA invests in support a strong, long-term demand for quality medical office space. HTA utilizes an integrated asset management platform consisting of on-site leasing, property management, engineering and building services, and development capabilities to create complete, state of the art facilities in each market. This drives efficiencies, strong tenant and health system relationships, and strategic partnerships that result in high levels of tenant retention, rental growth and long-term value creation. Headquartered in Scottsdale, Arizona, HTA has developed a national brand with dedicated relationships at the local level.
Founded in 2006 and listed on the New York Stock Exchange in 2012, HTA has produced attractive returns for its stockholders that have outperformed the S&P 500 and US REIT index. More information about HTA can be found on the Company’s Website (www.htareit.com), Facebook, LinkedIn and Twitter.
Forward-Looking Language
This press release contains certain forward-looking statements with respect to HTA. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially and in adverse ways from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, without limitation, the following: changes in economic conditions generally and the real estate market specifically; legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry; the availability of capital; changes in interest rates; competition in the real estate industry; the supply and demand for operating properties in our proposed market areas; changes in accounting principles generally accepted in the United States of America; policies and guidelines applicable to REITs; the availability of properties to acquire; and the availability of financing. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our 2019 Annual Report on Form 10-K and in our filings with the SEC.
Conference Call
HTA will host a conference call and webcast on Friday, February 14, 2020 at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time) to review its financial performance and operating results for the quarter and year ended December 31, 2019.
Conference Call and Webcast Details:
Domestic Dial-In Number: (877) 507-6265
International Dial-In Number: (412) 902-6633
Canada Dial-In Number: (855) 669-9657
Webcast: www.htareit.com under the Investor Relations tab
Replay Conference Call Details:
Domestic Dial-In Number: (877) 344-7529
International Dial-In Number: (412) 317-0088
Canada Dial-In Number: (855) 669-9658
Conference ID: 10139033
Available February 14, 2020 (one hour after the end of the conference call) to March 14, 2020 at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time)

HEALTHCARE TRUST OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands, except for share and per share data)

	Year Ended December 31,
	2019	2018
ASSETS
Real estate investments:
Land	$584,546	$481,871
Building and improvements	6,252,854	5,787,152
Lease intangibles	628,066	599,864
Construction in progress	28,150	4,903
	7,493,616	6,873,790
Accumulated depreciation and amortization	(1,447,815)	(1,208,169)
Real estate investments, net	6,045,801	5,665,621
Investment in unconsolidated joint venture	65,888	67,172
Cash and cash equivalents	32,713	126,221
Restricted cash	4,903	7,309
Receivables and other assets, net	237,024	223,415
Right-of-use assets - operating leases, net	239,867	—
Other intangibles, net	12,553	98,738
Total assets	$6,638,749	$6,188,476
LIABILITIES AND EQUITY
Liabilities:
Debt	$2,749,775	$2,541,232
Accounts payable and accrued liabilities	171,698	185,073
Security deposits, prepaid rent and other liabilities	49,203	59,567
Lease liabilities - operating leases	198,650	—
Intangible liabilities, net	38,779	61,146
Total liabilities	3,208,105	2,847,018
Commitments and contingencies
Redeemable noncontrolling interests	—	6,544
Equity:
Preferred stock, $0.01 par value; 200,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.01 par value; 1,000,000,000 shares authorized; 216,453,312 and 205,267,349 shares issued and outstanding as of December 31, 2019 and 2018, respectively	2,165	2,053
Additional paid-in capital	4,854,042	4,525,969
Accumulated other comprehensive income	4,546	307
Cumulative dividends in excess of earnings	(1,502,744)	(1,272,305)
Total stockholders’ equity	3,358,009	3,256,024
Noncontrolling interests	72,635	78,890
Total equity	3,430,644	3,334,914
Total liabilities and equity	$6,638,749	$6,188,476

HEALTHCARE TRUST OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Rental income	$176,199	$172,204	$691,527	$696,030
Interest and other operating income	114	94	513	396
Total revenues	176,313	172,298	692,040	696,426
Expenses:
Rental	53,266	55,253	211,479	220,617
General and administrative	10,203	8,915	41,360	35,196
Transaction	1,492	70	2,350	1,003
Depreciation and amortization	78,654	69,566	290,384	279,630
Interest expense	24,031	24,457	96,632	101,849
Impairment	—	—	—	8,887
Total expenses	167,646	158,261	642,205	647,182
(Loss) gain on sale of real estate, net	(117)	(395)	(154)	165,977
Gain (loss) on extinguishment of debt, net	—	1,334	(21,646)	242
Income from unconsolidated joint venture	426	330	1,882	1,735
Other income	60	299	841	428
Net income	$9,036	$15,605	$30,758	$217,626
Net income attributable to noncontrolling interests	(118)	(276)	(604)	(4,163)
Net income attributable to common stockholders	$8,918	$15,329	$30,154	$213,463
Earnings per common share - basic:
Net income attributable to common stockholders	$0.04	$0.07	$0.15	$1.04
Earnings per common share - diluted:
Net income attributable to common stockholders	$0.04	$0.07	$0.14	$1.02
Weighted average common shares outstanding:
Basic	207,395	206,409	205,720	206,065
Diluted	211,472	210,338	209,605	210,061
Dividends declared per common share	$0.315	$0.310	$1.250	$1.230

HEALTHCARE TRUST OF AMERICA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in thousands)

	Year Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net income	$30,758	$217,626	$65,577
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	280,969	271,441	239,044
Share-based compensation expense	10,127	9,755	6,870
Impairment	—	8,887	13,922
Income from unconsolidated joint venture	(1,882)	(1,735)	(782)
Distributions from unconsolidated joint venture	3,030	2,665	750
Loss (gain) on sale of real estate, net	154	(165,977)	(37,802)
Loss (gain) on extinguishment of debt, net	21,646	(242)	11,192
Change in fair value of derivative financial instruments	—	—	(884)
Changes in operating assets and liabilities:
Receivables and other assets, net	(12,857)	(17,558)	(33,295)
Accounts payable and accrued liabilities	(128)	9,478	37,406
Prepaid rent and other liabilities	8,577	3,056	5,545
Net cash provided by operating activities	340,394	337,396	307,543
Cash flows from investing activities:
Investments in real estate	(553,298)	(17,389)	(2,383,581)
Investment in unconsolidated joint venture	—	—	(68,839)
Development of real estate	(28,066)	(34,270)	(25,191)
Proceeds from the sale of real estate	4,880	305,135	80,640
Capital expenditures	(91,544)	(77,870)	(64,833)
Collection of real estate notes receivable	739	703	9,964
Advances on real estate notes receivable	—	—	(3,256)
Net cash (used in) provided by investing activities	(667,289)	176,309	(2,455,096)
Cash flows from financing activities:
Borrowings on unsecured revolving credit facility	610,000	145,000	570,000
Payments on unsecured revolving credit facility	(510,000)	(145,000)	(658,000)
Proceeds from unsecured senior notes	906,927	—	900,000
Payments on unsecured senior notes	(700,000)	—	—
Payments on secured mortgage loans	(97,361)	(241,021)	(77,024)
Deferred financing costs	(7,776)	(782)	(16,904)
Debt extinguishment costs	(18,383)	(1,909)	(10,571)
Security deposits	—	—	2,419
Proceeds from issuance of common stock	323,393	72,814	1,746,956
Issuance of OP Units	—	411	—
Repurchase and cancellation of common stock	(12,178)	(70,319)	(3,413)
Dividends paid	(256,117)	(252,651)	(207,087)
Distributions paid to noncontrolling interest of limited partners	(8,758)	(5,278)	(5,308)
Sale of noncontrolling interest	1,234	—	—
Net cash provided by (used in) financing activities	230,981	(498,735)	2,241,068
Net change in cash, cash equivalents and restricted cash	(95,914)	14,970	93,515
Cash, cash equivalents and restricted cash - beginning of year	133,530	118,560	25,045
Cash, cash equivalents and restricted cash - end of year	$37,616	$133,530	$118,560

HEALTHCARE TRUST OF AMERICA, INC.
NOI, CASH NOI AND SAME-PROPERTY CASH NOI
(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income	$9,036	$15,605	$30,758	$217,626
General and administrative expenses	10,203	8,915	41,360	35,196
Transaction expenses	1,492	70	2,350	1,003
Depreciation and amortization expense	78,654	69,566	290,384	279,630
Impairment	—	—	—	8,887
Interest expense	24,031	24,457	96,632	101,849
Loss (gain) on sale of real estate, net	117	395	154	(165,977)
(Gain) loss on extinguishment of debt, net	—	(1,334)	21,646	(242)
Income from unconsolidated joint venture	(426)	(330)	(1,882)	(1,735)
Other income	(60)	(299)	(841)	(428)
NOI	$123,047	$117,045	$480,561	$475,809
NOI percentage growth	5.1%		1.0%

NOI	$123,047	$117,045	$480,561	$475,809
Straight-line rent adjustments, net	(1,600)	(2,394)	(9,861)	(10,683)
Amortization of (below) and above market leases/leasehold interests, net and other GAAP adjustments	(394)	26	(1,534)	99
Notes receivable interest income	(21)	(30)	(96)	(131)
Cash NOI	$121,032	$114,647	$469,070	$465,094
Acquisitions not owned/operated for all periods presented and disposed properties Cash NOI	(5,078)	(31)	(10,278)	(14,175)
Redevelopment Cash NOI	308	(1,281)	(2,653)	(6,457)
Intended for sale Cash NOI	(1,330)	(1,242)	(5,227)	(5,606)
Same-Property Cash NOI (1)	$114,932	$112,093	$450,912	$438,856
Same-Property Cash NOI percentage growth	2.5%		2.7%

(1) Same-Property includes 410 and 405 buildings for the three months and year ended December 31, 2019 and 2018, respectively.
NOI is a non-GAAP financial measure that is defined as net income or loss (computed in accordance with GAAP) before: (i) general and administrative expenses; (ii) transaction expenses; (iii) depreciation and amortization expense; (iv) impairment; (v) interest expense; (vi) gain or loss on sales of real estate; (vii) gain or loss on extinguishment of debt; (viii) income or loss from unconsolidated joint venture; and (ix) other income or expense. HTA believes that NOI provides an accurate measure of the operating performance of its operating assets because NOI excludes certain items that are not associated with the management of its properties. Additionally, HTA believes that NOI is a widely accepted measure of comparative operating performance of real estate investment trusts (“REITs”). However, HTA’s use of the term NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of HTA’s financial performance. NOI should be reviewed in connection with other GAAP measurements.
Cash NOI is a non-GAAP financial measure which excludes from NOI: (i) straight-line rent adjustments; (ii) amortization of below and above market leases/leasehold interests and other GAAP adjustments; and (iii) notes receivable interest income. Contractual base rent, contractual rent increases, contractual rent concessions and changes in occupancy or lease rates upon commencement and expiration of leases are a primary driver of HTA’s revenue performance. HTA believes that Cash NOI, which removes the impact of straight-line rent adjustments, provides another measurement of the operating performance of its operating assets. Additionally, HTA believes that Cash NOI is a widely accepted measure of comparative operating performance of REITs. However, HTA’s use of the term Cash NOI may not be comparable to that of other REITs as they may have different methodologies for computing this amount. Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Cash NOI should be reviewed in connection with other GAAP measurements.
To facilitate the comparison of Cash NOI between periods, HTA calculates comparable amounts for a subset of its owned and operational properties referred to as “Same-Property”. Same-Property Cash NOI excludes (i) properties which have not been owned and operated by HTA during the entire span of all periods presented and disposed properties, (ii) HTA’s share of unconsolidated joint ventures, (iii) development, redevelopment and land parcels, (iv) properties intended for disposition in the near term which have (a) been approved by the Board of Directors, (b) are actively marketed for sale, and (c) an offer has been received at prices HTA would transact and the sales process is ongoing, and (v) certain non-routine items. Same-Property Cash NOI should not be considered as an alternative to net income or loss (computed in accordance with GAAP) as an indicator of its financial performance. Same-Property Cash NOI should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
FFO, NORMALIZED FFO AND NORMALIZED FAD
(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income attributable to common stockholders	$8,918	$15,329	$30,154	$213,463
Depreciation and amortization expense related to investments in real estate	77,758	69,001	287,572	277,446
Loss (gain) on sale of real estate, net	117	395	154	(165,977)
Impairment	—	—	—	8,887
Proportionate share of joint venture depreciation and amortization	468	469	1,858	1,746
FFO attributable to common stockholders	$87,261	$85,194	$319,738	$335,565
Transaction expenses	1,492	70	2,350	859
(Gain) loss on extinguishment of debt, net	—	(1,334)	21,646	(242)
Noncontrolling income from OP units included in diluted shares	118	252	538	4,074
Other normalizing items, net	—	—	—	144
Normalized FFO attributable to common stockholders	$88,871	$84,182	$344,272	$340,400
Non-cash compensation expense	2,299	1,925	10,127	9,755
Straight-line rent adjustments, net	(1,600)	(2,394)	(9,861)	(10,683)
Amortization of (below) and above market leases/leasehold interests and corporate assets, net	(580)	592	(535)	2,401
Deferred revenue - tenant improvement related and other	(1)	(300)	(5)	(499)
Amortization of deferred financing costs and debt discount/premium, net	935	1,403	5,216	5,260
Recurring capital expenditures, tenant improvements and leasing commissions	(17,663)	(17,117)	(59,803)	(61,375)
Normalized FAD attributable to common stockholders	$72,261	$68,291	$289,411	$285,259

Net income attributable to common stockholders per diluted share	$0.04	$0.07	$0.14	$1.02
FFO adjustments per diluted share, net	0.37	0.34	1.39	0.58
FFO attributable to common stockholders per diluted share	$0.41	$0.41	$1.53	$1.60
Normalized FFO adjustments per diluted share, net	0.01	(0.01)	0.11	0.02
Normalized FFO attributable to common stockholders per diluted share	$0.42	$0.40	$1.64	$1.62

Weighted average diluted common shares outstanding	211,472	210,338	209,605	210,061
HTA computes FFO in accordance with the current standards established by NAREIT. NAREIT defines FFO as net income or loss attributable to common stockholders (computed in accordance with GAAP), excluding gains or losses from sales of real estate property and impairment write-downs of depreciable assets, plus depreciation and amortization related to investments in real estate, and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes depreciation and amortization unique to real estate, among other items, it provides a perspective not immediately apparent from net income or loss attributable to common stockholders.
HTA computes Normalized FFO, which excludes from FFO: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) noncontrolling income or loss from OP Units included in diluted shares; and (iv) other normalizing items, which include items that are unusual and infrequent in nature. HTA’s methodology for calculating Normalized FFO may be different from the methods utilized by other REITs and, accordingly, may not be comparable to other REITs.
HTA also computes Normalized FAD, which excludes from Normalized FFO: (i) non-cash compensation expense; (ii) straight-line rent adjustments; (iii) amortization of below and above market leases/leasehold interests and corporate assets; (iv) deferred revenue - tenant improvement related and other income; (v) amortization of deferred financing costs and debt premium/discount; and (vi) recurring capital expenditures, tenant improvements and leasing commissions. HTA believes this non-GAAP financial measure provides a meaningful supplemental measure of its operating performance. Normalized FAD should not be considered as an alternative to net income or loss attributable to common stockholders (computed in accordance with GAAP) as an indicator of its financial performance, nor is it indicative of cash available to fund cash needs. Normalized FAD should be reviewed in connection with other GAAP measurements.

HTA presents these non-GAAP financial measures because it considers them important supplemental measures of its operating performance and believes they are frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Historical cost accounting assumes that the value of real estate assets diminishes ratably over time. Since real estate values have historically risen or fallen based on market conditions, many industry investors have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. These non-GAAP financial measures should not be considered as alternatives to net income or loss attributable to common stockholders (computed in accordance with GAAP) as indicators of its financial performance. FFO and Normalized FFO is not indicative of cash available to fund cash needs. These non-GAAP financial measures should be reviewed in connection with other GAAP measurements.

HEALTHCARE TRUST OF AMERICA, INC.
NET DEBT TO ADJUSTED EBITDAre
(Unaudited and in thousands)

	Three Months Ended
	December 31, 2019
Net income	$9,036
Interest expense	24,031
Depreciation and amortization expense	78,654
Loss on sale of real estate, net	117
Proportionate share of joint venture depreciation and amortization	468
EBITDAre	$112,306
Transaction expenses	1,492
Non-cash compensation expense	2,299
Pro forma impact of acquisitions/dispositions	3,909
Adjusted EBITDAre	$120,006

Adjusted EBITDAre, annualized	$480,024

As of December 31, 2019:
Debt	$2,749,775
Less: cash and cash equivalents	32,713
Net Debt	$2,717,062

Net Debt to Adjusted EBITDAre	5.7	x
As defined by NAREIT, EBITDAre is computed as net income or loss (computed in accordance with GAAP) plus: (i) interest expense; (ii) income tax expense (not applicable to HTA); (iii) depreciation and amortization; (iv) impairment; (v) gain or loss on the sale of real estate; and (vi) the proportionate share of joint venture depreciation and amortization.
Adjusted EBITDAre is presented on an assumed annualized basis. HTA defines Adjusted EBITDAre as EBITDAre (computed in accordance with NAREIT as defined above) plus: (i) transaction expenses; (ii) gain or loss on extinguishment of debt; (iii) non-cash compensation expense; (iv) pro forma impact of its acquisitions/dispositions; and (v) other normalizing items. HTA considers Adjusted EBITDAre an important measure because it provides additional information to allow management, investors, and its current and potential creditors to evaluate and compare its core operating results and its ability to service debt.